                                                                   Exhibit 10.11


             DESCRIPTION OF RETIREMENT BENEFITS OF DANIEL R. NELSON


         Retirement benefits for Daniel R. Nelson were calculated based on his years of benefit service at retirement. His benefits equal a fraction (65% multiplied by his years of benefit service, divided by 25) multiplied by his average compensation during the five consecutive calendar years out of the last ten years for which compensation was the highest. His benefits were reduced for retirement prior to age 65. Mr. Nelson retired from U. S. Bancorp effective January 1, 1997, at which time he had a total of 12.75 years of credited benefit service. His annual retirement benefit at this time, assuming single life annuity, reductions for estimates Social Security benefits and for employer contributions to the U. S. Bancorp Employee Investment Plan and deferred compensation account, and reduction for early retirement, is $192,267.